Exhibit 10.04

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (this “Agreement”), effective as of October 24, 2013 (the “Effective Date”), by and between OGE Enogex Holdings, LLC (the “Company”), an Oklahoma limited liability company and wholly owned subsidiary of OGE Energy Corp., an Oklahoma corporation (“OGE”), and E. Keith Mitchell (the “Employee”).
W I T N E S S E T H:

WHEREAS, the Employee is employed by the Company; and
WHEREAS, the Employee has been seconded to Enable Midstream Partners, LP or one its subsidiaries (the “Partnership”); and
WHEREAS, the Company desires to encourage the Employee to continue his employment with the Company or any Successor Employer (as defined below), and the Employee desires to remain in the employ of the Company or any Successor Employer during the Retention Period (as defined below).
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Employee agree as follows:

1.	Definitions.
For purposes of this Agreement, the following terms shall have the meanings provided below:
“Affiliate” of a person shall mean each corporation, partnership, limited liability company, or other business entity which is 50% or more owned, directly or indirectly, by the person specified.
“Cause” shall mean the termination from employment due to: (i) unacceptable performance, misconduct, gross negligence, dishonesty, acts detrimental or destructive to the Company, any Successor Employer or the Company’s or a Successor Employer’s employees or property or (ii) any violation of the policies of the Company or any Successor Employer.
“Disability” shall mean disability within the meaning of OGE’s Long Term Disability Plan.
“Retention Benefit” shall mean the benefit described in Section 2(a) herein.
“Retention Period” shall mean the period commencing on the Effective Date and ending on January 2, 2016.

“Successor Employer” shall mean any of the Partnership, any Affiliate of the Partnership, the general partner of the Partnership, or any Affiliate of the general partnership who becomes the employer of the Employee after the Effective Date.
“Vesting Date” shall have the meaning set forth in Section 2(a) herein.
“Waiver and Release” shall mean the legal document, in a form substantially similar to the form attached hereto as Exhibit A, in which the Employee, in exchange for the Retention Benefit, among other things, releases, among other parties, OGE, the Company and any Successor Employer, and their respective Affiliates, their directors, officers, employees and agents, their employee benefit plans, and the fiduciaries and agents of said plans from liability and damages in any way related to the Employee’s employment with or separation from employment with the Company and any Successor Employer and any of their respective Affiliates.

2.	Retention Benefit.
(a)    If the Employee (A) is continuously employed by the Company or a Successor Employer as of the last day of the Retention Period, (B) is terminated by the Company or a Successor Employer without Cause prior to the end of the Retention Period or (C) ceases to be employed by the Company or a Successor Employer prior to the end of the Retention Period due to the Employee’s death or Disability (in each case, the “Vesting Date”), then, subject to Section 2(b), the Employee shall be eligible for a Retention Benefit equal to $500,000.00.

(b)	If the Employee is eligible for a Retention Benefit as provided in:

(i)
Clause (A) or Clause (C) in Section 2(a) above, then the Employee (or the Employee’s estate, as applicable) will be paid the Retention Benefit in a lump sum cash payment within 10 days after the end of the Vesting Date; or

(ii)
Clause (B) in Section 2(a) above, then, provided that the Employee timely executes and returns to the Company a Waiver and Release not later than 50 days following the Vesting Date, and the Employee does not revoke such Waiver and Release during the seven-day revocation period beginning on the date of execution of the Waiver and Release (the “Revocation Period”), the Employee will be paid the Retention Benefit in a lump sum cash payment not later than the 60th day following the Vesting Date. If the Employee fails to timely execute and return a Waiver and Release to the Company or revokes a timely executed and returned Waiver and Release during the Revocation Period, then the Employee shall not be entitled to, and shall forfeit any and all right to, the Retention Benefit under this Agreement.

(c)    If the Employee’s employment is terminated during the Retention Period and prior to the Vesting Date (i) by the Company or a Successor Employer for Cause or (ii) by the Employee other than due to death or Disability, then the Employee shall forfeit any or all rights to receive the Retention Benefit. In addition and for clarity, if during the Retention Period, unless approved in advance by the Chief Executive Officer of OGE, the Employee transfers to a new position within the Company or with OGE or any of its Affiliates other than the Partnership or the general partner of the partnership, then the Employee shall forfeit any or all rights to receive the Retention Benefit as of such transfer date.

3.	Waiver and Release.
Notwithstanding any provision herein to the contrary, if the Employee is eligible for the Retention Benefit under Clause (B) of Section 2(a) due to his employment being terminated by the Company or a Successor Employer without Cause prior to the end of the Retention Period, then the Employee hereby acknowledges and accepts that the payment or receipt of any benefits under this Agreement shall be contingent upon, and subject to, the Employee’s timely and valid execution and return of the Waiver and Release within the period described in Section 2 and the expiration of the Revocation Period without the Employee’s revocation of such Waiver and Release during such period.

4.	Withholding.
The Company or any Successor Employer may withhold from any benefits payable under this Agreement all federal, state, city or other taxes and any other withholding as may be required pursuant to any law or governmental regulation or ruling.

5.	No Employment Agreement.
Nothing in this Agreement shall give the Employee any rights to (or impose any obligations for) continued employment by the Company or any Successor Employer, nor shall it give the Employee any rights (or impose any obligations) with respect to continued performance of duties by the Employee. No provision of the Agreement shall be construed to affect the employment-at-will relationship between the Company and Employee or between any Successor Employer and the Employee. The employment relationship may be terminated at any time by the Company, any Successor Employer, or the Employee.

6.	No Assignment; Successors.
The Employee’s right to receive payments or benefits hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 6, the Company or any Successor Employer shall have no liability to pay any amount or provide any Retention Benefit so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

This Agreement shall be binding upon and inure to the benefit of the Company’s and any Successor Employer’s assigns including, without limitation, any company into or with which the Company or any Successor Employer may merge or consolidate by operation of law or otherwise.

7.	Entire Agreement.
This Agreement represents the entire agreement between the Company and the Employee with respect to the subject matter herein, and supersedes and is in full substitution for any and all prior agreements or understandings, whether oral or written, relating to the subject matter herein, except as otherwise provided in Section 8 herein.

8.	Other Benefits.
The Retention Benefit shall be payable in addition to, and not in lieu of, all other accrued or vested or earned compensation, rights, options or other benefits that may be owed to the Employee upon or following the Employee’s termination of employment, including, but not limited to, accrued but unpaid vacation pay, amounts or benefits payable under any retirement plan, bonus, savings or other compensation plan, stock incentive plan, life insurance plan, health plan, or disability plan or any amounts otherwise payable to Employee under the OGE Energy Corp. Involuntary Severance Benefits Plan for Officers. In addition and for the avoidance of doubt, if the Employee’s employment terminates, he shall receive a cash payment, subject to applicable withholding, for his accrued but unpaid vacation pay as of his date of termination in accordance with the Company’s or any Successor Employer’s vacation policy.

9.	Modification of Agreement.
Any modification of this Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Company or OGE and the Employee.

10.	Governing Law; Consent to Jurisdiction and Venue.
This Agreement will be governed by and construed in accordance with the laws of the State of Oklahoma applicable to contracts between residents of that State and executed in and to be performed in that State. The Employee agrees and consents to the exclusive jurisdiction and venue of the state and federal courts located in Oklahoma County, Oklahoma for the resolution of any action brought to enforce the terms of this Agreement.

11.	Severability.
If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

12.	Section 409A.
The payments to be made pursuant to this Agreement are intended to be “short-term deferrals” exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and this Agreement shall be construed and interpreted accordingly.

13.	Attorney Fees.
If the Company is required to file suit and incur attorney fees and costs to recover from Employee any money due and owing pursuant to this Agreement, Employee agrees to pay attorney fees and expenses incurred by the Company in any such action.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has hereunto set his hand as of the 24th day of October 2013.

OGE Enogex Holdings, LLC.

By:	/s/ Peter B. Delaney
Peter B. Delaney
Chief Executive Officer
for OGE Energy Corp. in its capacity as sole
parent company of OGE Enogex Holdings,
LLC

Accepted and Agreed to by:

/s/ E. Keith Mitchell
E. Keith Mitchell

EXHIBIT A

WAIVER AND RELEASE

In exchange for the payment to me of the Retention Benefit described in Section 2 of the Retention Agreement between the Company and me, effective as of October 24, 2013 (the “Agreement”), which I understand is incorporated herein by reference, which is in addition to any remuneration or benefits to which I am already entitled, I agree to waive all of my claims against and release (i) OGE Energy Corp. and its predecessors, successors and assigns (collectively referred to as the “Company”), (ii) all of the affiliates (including, but not limited to, OGE Enogex Holdings LLC, Enable Intrastate Holdings II LLC, Enable Oklahoma Intrastate LLC, Enable Gathering and Processing LLC, Enable Energy Resources LLC, Enable Atoka LLC, Enable Gas Gathering LLC, Enable Products LLC, Atoka Midstream LLC, Roger Mills Gas Gathering, LLC and all wholly or partially owned subsidiaries) of the Company and their predecessors, successors and assigns (collectively referred to as the “Company Affiliates”) and (iii) the Company’s and Company Affiliates’ directors and officers, employees and agents, insurers, employee benefit plans and the fiduciaries and agents of the foregoing (collectively, with the Company and Company Affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company or the Company Affiliates. All payments under the Agreement are voluntary and are not required by any legal obligation other than the Agreement itself.
I understand that signing this Waiver and Release is an important legal act. I understand that I shall have 50 days to decide whether to sign this Waiver and Release and be bound by its terms. I understand that, in order to be eligible for the Retention Benefit under the Agreement, I must sign and return this Waiver and Release to J. Brent Hagy, Deputy General Counsel and Corporate Secretary, Enable Midstream Partners, LP, One Leadership Square, 211 North Robinson Avenue, Suite 950, Oklahoma City, Oklahoma 73102. I further understand that I have the right to revoke or cancel this Waiver and Release within seven days after I have signed it. This cancellation or revocation can be accomplished by delivery of a written notification to Mr. Hagy (at the foregoing address). In the event that this Waiver and Release is canceled or revoked, the Company shall have no obligation to furnish the payment described in this Waiver and Release. I acknowledge that I have been advised in writing to consult with an attorney prior to signing this Waiver and Release and have had an adequate opportunity to seek advice of my own choosing. I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, gender, national origin, religion, veteran status, or disability and any other claims arising prior to the date of this Waiver and Release. I acknowledge that I have been given at least 50 days to consider whether to execute this Waiver and Release.
In exchange for the payment to me of the Retention Benefit pursuant to the Agreement, which is in addition to any remuneration or benefits to which I am already entitled, (1) I agree

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not to sue in any local, state and/or federal court or to file a grievance regarding or relating in any way to my employment with or separation from the Company or the Company Affiliates, and (2) I knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or the Company Affiliates, except to the extent that my rights are vested under the terms of employee benefit plans sponsored by the Company or the Company Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA”); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. § 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; Executive Order 11246, the Oklahoma Anti-Discrimination Act, the Oklahoma Minimum Wage Act, retaliation claims under the Oklahoma Workers’ Compensation Act and the Oklahoma Civil Rights Act or any state or federal anti-discrimination, consumer protection and/or trade practices act, and all amendments to each such Act as well as the regulations issued thereunder; claims in connection “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Agreement or this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of any member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the Company will withhold any taxes required by federal or state law from the Retention Benefit otherwise payable to me and that the Retention Benefit otherwise payable to me shall be reduced by any monies owed by me to the Company (or a Company Affiliate), including, but not limited to, any overpayments made to me by the Company (or a Company Affiliate) and the balance of any loan by the Company (or a Company Affiliate) to me that is outstanding at the time that the Retention Benefit is paid.
I acknowledge that payment of the Retention Benefit pursuant to the Agreement is not an admission by any member of the Corporate Group that they engaged in any wrongful or unlawful act or that any member of the Corporate Group violated any federal or state law or regulation. I understand that nothing herein is intended to prohibit, restrict or otherwise discourage me or any other individual from making reports of unsafe, wrongful or illegal conduct to any agency or branch of the local, state or federal government, including law enforcement authorities, public utility commissions, energy regulatory commissions, the SEC, the CFTC, or any other lawful authority. I acknowledge that no member of the Corporate Group has promised me continued employment or represented to me that I will be rehired in the future. I acknowledge that my employer and I contemplate an unequivocal, complete and final dissolution of my employment relationship. I acknowledge that this Waiver and Release does not create any right on my part to

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be rehired by any member of the Corporate Group and I hereby waive any right to future employment by any member of the Corporate Group.
I have returned or I agree that I will return immediately, and maintain in strictest confidence and will not use in any way, any confidential and proprietary business information or other nonpublic information or documents relating to the business and affairs of the Corporate Group. For the purposes of this Waiver and Release, “confidential and proprietary business information” shall mean any information concerning any member of the Corporate Group or their business which I learn or develop during my employment and which is not generally known or available outside of the Corporate Group. Such information, without limitation, includes information, written or otherwise, regarding any member of the Corporate Group’s earnings, expenses, material sources, equipment sources, customers and prospective customers, business plans, strategies, practices and procedures, prospective and executed contracts and other business arrangements. I acknowledge and agree that all records, papers, reports, computer programs, strategies, documents (including, without limitation, memoranda, notes, files and correspondence), opinions, evaluations, inventions, ideas, technical data, products, services, processes, procedures, and interpretations that are or have been produced by me or any employee, officer, director, agent, contractor, or representative of any member of the Corporate Group, whether provided in written or printed form, or orally, all comprise confidential and proprietary business information. I agree that for a period of one year following my termination with the Corporate Group that I will not: (a) solicit, encourage or take any action that is intended, directly or indirectly, to induce any other employee of the Corporate Group to terminate employment with the Corporate Group; (b) interfere in any manner with the contractual or employment relationship between the Corporate Group and any other employee of the Corporate Group; and (c) use any confidential information to directly, or indirectly, solicit any customer of the Corporate Group. I understand and agree that in the event of any breach of the provisions of this paragraph, or threatened breach, by me, any member of the Corporate Group may, in their discretion, discontinue any or all payments provided for in the Agreement and recover any and all payments already made and any member of the Corporate Group shall be entitled to apply to a court of competent jurisdiction for such relief by way of specific performance, restraining order, injunction or otherwise as may be appropriate to ensure compliance with these provisions. Should I be contacted or served with legal process seeking to compel me to disclose any such information, I agree to notify J. Brent Hagy, Deputy General Counsel and Corporate Secretary (at the address provided above) immediately, in order that the Corporate Group may seek to resist such process if they so choose. If I am called upon to serve as a witness or consultant in or with respect to any potential litigation, litigation, arbitration, or regulatory proceeding, I agree to cooperate with the Corporate Group to the full extent permitted by law, and the Corporate Group agrees that any such call shall be with reasonable notice, shall not unnecessarily interfere with my later employment, and shall provide for payment for my time and costs expended in such matters.
Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release and the Agreement set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or

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contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group. I understand that for a period of 7 calendar days following the date I sign this Waiver and Release, I may revoke my acceptance of the offer in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, I shall not be entitled to the Retention Benefit under the Agreement. I understand that failure to revoke my acceptance of the offer within 7 calendar days following the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.
I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, religion, veterans status, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of any member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

Employee's Printed Name	Corporate Group's Representative

Employee's Signature	Corporate Group's Execution Date

Employee's Signature Date	Employee's Social Security Number

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